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                     February 1, 2023

       John C. May
       Chairman and Chief Executive Officer
       Deere & Company
       One John Deere Place
       Moline, Illinois 61265

                                                        Re: Deere & Company
                                                            Annual Report on
Form 10-K filed December 16, 2021
                                                            Correspondence
Dated September 9, 2022
                                                            File No. 001-04121

       Dear John C. May:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Hilary Stubben